Transcolorado Gas Transmission Company
                      Partnership Agreement


     This Agreement, Effective on the 30th day of June, 1990, is entered into between K N TransColorado, Inc., El Paso TransColorado Company, successor in interest to Westgas TransColorado, Inc. as of September 25, 1995, and Questar TransColorado, Inc.

1. Parties. The following are parties to this Agreement and each shall have a one-third interest in the partnership.

     1.1 K N TransColorado, Inc., a Colorado corporation with its principal place of business located at 12055 West 2nd Place, Lakewood, Colorado 80228-1506.

     1.2 El Paso TransColorado Company, a Delaware corporation with its principal place of business located at 100 North Stanton, El Paso, Texas 79901.

     1.3 Questar TransColorado, Inc., a Utah corporation with its principal place of business located at 79 South State Street, Salt Lake City, Utah 84111.

2. Definitions. The terms defined in this section shall have the meanings set out below for purposes of the Agreement.

     2.1 Affiliate. An affiliate is any person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with another person.

     2.2 Capital Account. A capital account consists of the capital contributions and profits credited to the account of a partner, less the distributions and losses debited to the account, in accordance with section 6. The capital accounts are maintained for purposes of reflecting the economic arrangement among the partners and making allocations. The capital accounts of the partners shall not be, nor have the same meaning as, the "capital account" of the partnership under
     Section 12 of the Natural Gas Act.

     2.3 Capital Contribution. A capital contribution consists of the capital contributed to the partnership by a partner.

     2.4 Default. A default is a failure by a partner to make one or more capital contributions required under section 6 on the date specified for payment by the management committee under section 6.5.2(iii).

     2.5 Defaulting Partner. A defaulting partner is a partner who is in default.

     2.6 Expansion. An expansion is any pipeline, including appurtenances such as compression facilities, which increases the capacity of the project that is owned by the partnership.

     2.7 FERC. The FERC refers to the Federal Energy Regulatory Commission or any federal commission, agency or other governmental body succeeding to the powers of the Federal Energy Regulatory Commission.

     2.8 Initial Line. The initial line is the proposed main trunk pipeline proposed for the project, consisting of approximately 315 miles of 22 and 24 inch pipe commencing at Questar Pipeline Company's system in Rio Blanco County, Colorado and running south to Blanco, New Mexico and including two compressor stations.

     2.9 Management Committee. The management committee is the committee provided for in section 4.

     2.10 Operating Agreements. The operating agreements are the agreements that will be entered into between the partnership and affiliates of the partners to operate the project.

     2.11 Operators. The operators are the companies designated by the management committee in accordance with section 5.

     2.12 Out-of-Pocket Costs. Out-of-pocket costs are costs paid by a partner or its affiliate to any third party for the benefit of the project, but do not include affiliate employee expenses for travel, lodging and incidental items.

     2.13 Partner. A partner is a company listed in Section 1 or any person who acquires a partnership interest in accordance with the terms of this Agreement.

     2.14 Partnership. The partnership is the entity created by this Agreement.

     2.15 Partner's Percentage. A partner's percentage is the percentage that is determined by dividing a partner's capital account by the sum total of all partners' capital accounts. Initially, each partner's percentage shall be one-third.

     2.16 Person. A person is an individual, corporation, voluntary association, joint stock company, business trust, partnership, proprietorship or other legal entity, however constituted.

     2.17 Project. The project is the TransColorado Gas Transmission System, an interstate natural gas transportation pipeline and related facilities to be designed, constructed and operated by the partnership and extending from its proposed interconnection with the facilities of Questar Pipeline Company located in northwestern Colorado to proposed interconnections with other interstate or intrastate pipelines located in Colorado and New Mexico.

     2.18 Project Agreement. The project agreement is the agreement between Rocky Mountain Natural Gas Company, Western Gas Supply Company, and Questar Pipeline Company dated March 19, 1990, that preceded this Agreement.

     2.19 Project Manager. The project manager is the person designated by the management committee to perform the duties described in section 5.

     2.20 Project Management Agreement. The project management agreement is the agreement to be entered into between the partnership and the project manager to manage the design and construction of the project.

     2.21 Secondary Facilities. Secondary facilities are pipelines and attendant facilities that are connected to the project.

     2.22 Shipper. A shipper is any person who has signed a letter of intent, a precedent agreement or a similar agreement to obtain transportation service on the project.

3. Formation, Term and Purpose. The parties form the partnership described below for the indicated purposes.

     3.1 Formation. By this Agreement the parties create a general partnership under the Uniform Partnership Law as in force pursuant to C.R.S. Sections 7-60-101 et seq.

     3.2 Name. The name of the partnership is the TransColorado Gas Transmission Company.

     3.3 Partnership Office. The principal office of the partnership shall be at the offices of K N TransColorado, Inc. or such other place as the management committee may determine. The management committee may also determine the location for other offices of the partnership.

     3.4 Purpose. The partnership shall design, construct, own and operate the project. Prior to receiving initial regulatory authorization to construct the project, however, the partnership shall only conduct such business as is necessary to seek regulatory approvals and acquire interests in land and shall not acquire any assets other than interests in land or incur any liabilities or engage in any other acts except as determined by the management committee.

     3.5 Term. The initial term of the Agreement shall be 25 years from the date of this Agreement and thereafter from year to year unless terminated in accordance with Section 13.

     3.6 Regulatory Approvals. The partners will cooperate in seeking authority to construct and operate the project under the FERC's optional certificate procedures or any successor or alternate authority that is determined to be appropriate by the management committee. The partners will cooperate in seeking any additional authorizations, rulings, permits and approvals from other governmental authorities having jurisdiction that may be required to construct or to own and operate the project.

     3.7 Secondary Facilities. The right of the partners or the partnership to acquire, construct, own or operate secondary facilities interconnecting with the project shall be governed by this section.

          3.7.1 Any partner or its affiliate shall have the right to purchase, construct or acquire and may own any secondary facility, which will not be considered to be part of the project and will not be credited to the capital account of the partner.

          3.7.2 If any partner or its affiliate would like the partnership to purchase, construct, acquire or own any secondary facility, the partner may submit a written request to the partnership. The partner shall notify each member of the management committee of the proposed location of the line, facility or extension, its estimated cost, appropriate engineering data, flow diagrams and maps and the proposed completion date. If any FERC application is required, any additional information needed for the filing should also be provided.

          3.7.3  Within 30 days after the information described in section
          3.7.2 has been provided to the management committee, it shall either unanimously approve the proposal or advise the partner requesting approval that it does not approve the proposal. If the proposal is approved, the partners agree to have applications prepared for any necessary regulatory authorizations or other approvals and to contribute to the partnership the appropriate portion of the cost of the proposed line, facility or extension.

     3.8 Expansion of the Project. The rights and obligations of the partners to expand the project shall be governed by the provisions of this section.

          3.8.1 Any partner that requests the partnership to construct an expansion shall notify the management committee of the amount of additional transportation requested, the proposed shippers who would use the additional capacity, the likely receipt and delivery points for the additional gas, the proposed completion date for the expansion and such other information as is requested by the management committee.

          3.8.2 As soon as possible after receiving the proposal the management committee shall cause the preparation of cost estimates of the expansion and shall send them to the partners together with appropriate engineering data, flow diagrams and maps describing the expansion and such other information as is reasonably necessary to evaluate the proposal.

          3.8.3  Within 60 days after the information described in section
          3.8.2 has been sent to each partner, the management committee shall either unanimously approve the expansion proposed as set forth or as modified by the management committee or inform the partner making the proposal that it will not accept the proposal. If the management committee accepts the proposal, it shall direct that any necessary applications for regulatory approvals be prepared and shall direct the partners to contribute to the partnership the appropriate portion of the cost of the expansion or shall arrange for such other financing as the management committee unanimously approves.

4. Management Committee. The business of the partnership shall be managed by the management committee, which shall have exclusive authority and full discretion to manage the affairs of the partnership. Unless otherwise expressly provided for in this Agreement, no partner shall have the authority to act for or to assume any obligation or responsibility on behalf of the partnership without the prior approval of the management committee. The management committee shall not have authority to take any action inconsistent with the terms of this Agreement, as it may be amended from time to time.

     4.1 Management Committee Members. Each of the partners shall appoint in writing one member of the management committee and two alternates, either of whom may serve in the absence of the member. Any action that a member may perform under this Agreement may be performed, in his absence, by the alternates, and the member may delegate to the alternates as many of his powers and duties as he determines to be appropriate. The member and alternates shall be officers of the partner that appointed them or of an affiliate of the partner. Members and alternates shall serve until replaced by the partner that appointed them.

     4.2 Powers of the Management Committee. Without limiting the general powers of the management committee described in this section, the management committee is specifically empowered to do the following:

          4.2.1 Designate a project manager for the project to serve for the time and perform the duties specified in the project management agreement.

          4.2.2 Appoint such agents as are necessary to assist the project manager or the operators. Appoint such technical and other committees and individuals as necessary and direct them to undertake all activities needed for the planning, construction, and operation of the project.

          4.2.3 Determine what FERC or other regulatory approvals or certificates are required to construct and operate the project and direct the preparation and filing of any needed applications.

          4.2.4 Except as otherwise provided in this Agreement or as delegated in the project management agreement or the operating agreements, authorize all agreements needed for the project, including but not limited to agreements with consultants and third parties to undertake activities or studies for the benefit of the project, financing arrangements, and commitments for transportation services for shippers.

          4.2.5     Determine all policy or other matters for the project.

          4.2.6 Adopt partnership rules and amendments concerning the conduct of the affairs of the partnership and the management committee, including procedures for determining the rates to be charged when the applicable FERC tariff allows discretion in setting rates. Adopt rules for such other matters as the management committee determines to be appropriate that are not inconsistent with this Agreement.

          4.2.7 Have prepared and adopt, amend or reject capital and operating budgets.

          4.2.8 Initiate litigation or arbitration, approve termination of litigation, arbitration or settlement of disputes involving claims against the partnership; approve all attorneys or agents representing the partnership in such matters.

          4.2.9 Adopt an insurance and indemnity program covering the interest and obligations of the partnership, and, as appropriate, the partners.

          4.2.10 Approve all tax policy matters regarding the partnership, including, but not limited to elections relating to federal income taxes required to be made by the partnership under Code Section 703(b), state income tax, preparation and filing of partnership returns, the handling of and participation in tax audits conducted by any government entity, and designation of a tax matters partner.

          4.2.11 Appoint audit committees for the partnership with such powers and duties as are specified by the management committee. The audit committees shall report to the management committee.

          4.2.12 Have developed accounting and payment procedures mutually acceptable to the management committee and the operators.

     4.3 Management Committee Meetings. Meetings of the management committee may be held in person or by a telephone conference call during which each member may hear at the same time. In lieu of a meeting, the members may act upon unanimous written consent. Each partner shall have one vote equal to its partner's percentage at the time of the meeting. Minutes of each meeting shall be kept and shall be approved by each member or alternate acting at the meeting. Action by unanimous consent shall be placed in writing and signed by the members. A quorum shall consist of the members or their alternates representing all nondefaulting partners.

     4.4 Effect of Management Committee Decisions. Any action taken by the partnership at the direction of the management committee shall be binding on the partnership and on each partner, whether approved by the regular members of the management committee or their alternates.

     4.5 Voting Requirements. Unless otherwise provided in the Agreement, matters shall be decided by a vote of the members representing not less than a majority of the partners' percentages in the partnership. The following matters, however, shall require the unanimous approval of all of the partners.

          4.5.1 The means of financing the project or any expansions of the project.

          4.5.2     Selection of project route and design.

          4.5.3 The filing of an application for certificates or other regulatory approvals for the initial line.

          4.5.4 To proceed with the acquisition of right of way for the initial line.

          4.5.5 Acceptance of certificates authorizing the initial line that have been granted by the FERC or other regulatory authority.

          4.5.6 After receipt and acceptance of all necessary prior regulatory approvals and authorizations, the decision to begin construction of the project.

          4.5.7 The form and content of any tariff to be used by the project.

          4.5.8 Any agreement to purchase, construct, acquire or own any secondary facilities or expansions of the project.

          4.5.9 Except as provided in sections 11.2.1 and 11.2.2, consent to the transfer of a partner's interest.

          4.5.10 Except as provided in sections 10, 11 and 12, the decision to add a new partner to the partnership.

          4.5.11 Except as otherwise provided in this Agreement, the decision to dissolve the partnership.

          4.5.12    Any amendment of this Agreement.

     4.6 Officials of the Partnership. One of the members of the management committee shall serve as chairman. A chairman shall serve for a term of three years unless he resigns or is removed. The first chairman shall be the management committee member representing K N TransColorado, Inc. Subsequent chairman shall be selected by a majority vote of the partners, and a chairman may be removed by a majority vote of the partners. A chairman may succeed himself for one or more subsequent terms. If the chairman's position changes to a member representing a different partner, then the operating agreements will be reexamined to determine if responsibilities should be reassigned to other partners or their affiliates. If the partners agree by majority vote, the operating agreements will be appropriately amended. The chairman shall have the power and responsibility for the general supervision of the business and property of the partnership in accordance with this Agreement and shall perform other administrative duties commonly incident to this responsibility. The chairman or his alternate shall chair meetings of the management committee. The management committee shall have the power to appoint officials or agents for the partnership to perform such duties as the management committee may direct.

     4.7 Removal of Officials. Each partner may remove an official that it previously appointed at any time and shall have the right to fill vacancies occurring in the positions occupied by its appointees. The management committee may remove an official previously appointed by the management committee at any time and shall fill vacancies occurring in the positions occupied by its appointees.

     4.8. Indemnification. The partnership shall indemnify and hold harmless the partners, the members of the management committee and those officials and agents appointed in writing by the management committee against all actions, claims, demands, costs and liabilities arising out of the acts or failures to act of any of the members or officials in good faith within the scope of their authority in the course of the partnership's business. These persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the partnership as a result of any such acts or failure to act.

5.   Project Manager and Operators.

     5.1 Project Manager. The partnership shall enter into a project management agreement with a project manager to serve during the preconstruction and construction periods. The project manager shall serve until it resigns or is removed by a majority vote of the management committee.

     5.2 Operators. The partnership shall enter into operating agreements with affiliates of each of the partners to operate the project.

6.   Capital Accounts and Capital Contributions.

     6.1 Capital Accounts. The capital account of a partner consists of the total capital contributions made by the partner in accordance with sections 6.3 and 6.4, plus all profits of the partnership and less all distributions and all losses of the partnership allocated to such account. Capital contributions shall be made in money or property acceptable to the management committee, other than a note or other obligation of a partner. Profits and losses shall be determined in accordance with the accounting rules and regulations, if any, prescribed by the regulatory body or bodies under the jurisdiction of which the partnership is then operating, and to the extent of matters not covered by such rules or regulations, generally accepted accounting principles prevailing for companies engaged in a business similar to the partnership.

     6.2 Allocation of Profits and Losses. At the end of each calendar month, each of the partners shall share in all net profits and net losses of the partnership for that month (determined in accordance with section 6.1) in proportion to its partner's percentage as of the beginning of the month for which profits and losses are being allocated, and the amount allocated to each partner shall be debited or credited, as the case may be, to the capital account of the partner, as provided in section 6.1. Except as provided below, all items of income, gain, loss (including depreciation recapture), deduction or credit for federal income tax purposes for each month shall be allocated in accordance with the foregoing allocation of net profits and net losses and are not subject to any special allocation. However, income, gain, loss and deduction for federal income tax purposes that is attributable to any property contributed to the partnership by a partner shall be allocated to the partners in the manner provided under Internal Revenue Code Section 704(c) and any regulations issued under that section.

     6.3 Preconstruction and Construction Capital Contributions. Each partner agrees to contribute to the capital of the partnership one-third of the amount necessary to meet the cash requirements of the partnership prior to and during the construction of the project. These requirements include, but are not limited to, the costs of preparing and filing an application for FERC approval, preparing necessary environmental impact studies, obtaining interests in land and performing preliminary marketing activities. The capital contributions required by this section 6.3 shall be made in the amount and at the time specified by the management committee.

     6.4 Post Construction Capital Contributions. Each partner agrees to contribute to the capital of the partnership one-third of the amount determined to be necessary by the management committee for the operation and maintenance of the project and the purchase or construction of any secondary facilities or expansions of the project approved by the management committee.

     6.5  Payment of Capital Contributions.

          6.5.1. The management committee shall cause the project manager or the appropriate operator to prepare and deliver to each partner budgets, cash flow projections and other financial forecasts with respect to the partnership as may be reasonably requested by any partner. The management committee shall cause to be issued a written request for payment of each capital contribution to be made in accordance with sections 6.3 and 6.4, at such times and in such amounts as the management committee directs. All amounts received by the partnership from a partner on or before the date specified in section 6.5.2(iii) shall be credited to such partner's capital account as of the specified date and all amounts received from a partner after the date specified in section 6.5.2(iii) shall be credited to such partner's capital account as of the date of its receipt.

          6.5.2     Each written request for payment issued pursuant to section
          6.5.1 shall state: (i) the amount of the capital contribution requested from each partner; (ii) the purposes for which the capital contributions are to be applied, in such reasonable detail as the management committee shall direct; and (iii) the date on which the payments shall be made and the method of payment.

          6.5.3 Each partner will make payment of its capital contributions in accordance with the requests issued under section 6.5.1. If a capital contribution is made 10 or more days after the date specified for payment by the management committee under section 6.5.2(iii), interest on the delinquent amount shall accrue daily from the date payment should have been made until the date payment is received by the partnership. Interest shall be calculated on a daily basis using 365 days for a year at 2% plus the base rate on corporate loans at large U. S. money center commercial banks
          (prime rate) as quoted in The Wall Street Journal under "Money
          Rates" for each relevant day. A partner's payment of interest shall not be used to increase its capital account. Any interest paid by the defaulting partner shall be allocated as income to the nondefaulting partners' capital accounts and distributed immediately. In addition, if a payment is 10 or more days late, and there has been a reduction in the allocations made under section 6.2 to the defaulting partner, that partner must make any necessary payments to bring its capital account into balance with those of the nondefaulting partners, including additional capital contributions to its own capital account, or in the case of a disproportionate allocation of loss, contributions to increase the capital accounts of the nondefaulting partners, whichever is appropriate. If a payment is less than 10 days late and there has been a reduction in the allocations made to the defaulting partner under section 6.2, such reduction shall be reversed through an accounting adjustment to all of the partners' capital accounts.

     6.6 Unsolicited Contributions. No partner shall make any capital contributions to the partnership except as requested by the management committee pursuant to section 6.5.

7. Distributions of Excess Cash. The management committee will determine the cash requirements of the partnership at least semiannually. Distributions of any amount in excess of the cash requirements shall be made only to all partners simultaneously in proportion to their respective partners' percentages at the time of distribution, in such total amounts and at such times as directed by the management committee. However, if section 10.1(c) applies, distribution of excess cash shall be made to each nondefaulting partner in the proportion that its partner's percentage bears to the partners' percentages of all nondefaulting partners.

8.   Records, Accounting and Taxation.

     8.1 Fiscal Year. The fiscal year of the partnership shall begin on January 1 and end on the following December 31.

     8.2 Location of Records. The books of account and other records for the partnership shall be kept and maintained at the principal office of the partnership or at such other location as the management committee directs. Any partner wishing to make copies of any such records of the partnership may do so at the expense of the partner.

     8.3 Books of Account. The books of account for the partnership shall be maintained on an accrual basis in accordance with the accounting rules and regulations, if any, prescribed by the regulatory body under the jurisdiction of which the partnership is operating, and, to the extent of matters not covered by such rules or regulations, generally accepted accounting principles prevailing for companies engaged in a business similar to that of the partnership. The books of account shall be audited by certified public accountants selected by the management committee following the end of each fiscal year at the expense of the partnership and, if reasonably required by any partner, at the end of the partner's fiscal year at the expense of the partner.

     8.4 Annual Financial Statements and Tax Returns. Within 60 days following the end of the fiscal year, the project manager or appropriate operator shall prepare and deliver to each partner (with footnote disclosure) an income statement, a statement of cash flows for the fiscal year, a statement of financial position and a statement of changes in each partner's capital account as of the end of the fiscal year, together with an auditor's opinion by the certified public accountants. Within 120 days following the end of the fiscal year, the tax matters partner shall cause to be prepared the federal, state and local income tax returns and other accounting and tax information and schedules as shall be necessary for the preparation by each partner of its income tax returns for the fiscal year. The tax matters partner shall also cause to be prepared and timely filed the federal and any state and local income tax returns of the partnership.

     8.5 Interim Financial Statements. As soon as practicable after the end of each calendar month in each fiscal year, the project manager or appropriate operator shall prepare and deliver to each partner, together with an appropriate certificate of the person preparing the document, an income statement, a statement of cash flows, a statement of financial position, a tax schedule and a statement of changes in each partner's capital account for the month (including sufficient information to permit the partners to calculate their tax accruals), for the portion of the fiscal year then ended and for the 12 month period then ended.

     8.6. Taxation of Partnership. The partners intend that the partnership shall be treated as a partnership for federal, state and local income tax purposes. The partners will take all action, including amending this Agreement and executing other documents, needed to qualify for and receive this tax treatment.

     8.7 Government Reports. The project manager or appropriate operator shall prepare and file all reports prescribed by the FERC and any other regulatory or governmental agency having jurisdiction.

     8.8 Inspection of Facilities and Audit by Partners. Each partner shall have the right at reasonable times during regular business hours to inspect the facilities of the partnership and to audit and make copies of the books of account and other records of the partnership, including partnership minutes, resolutions and contracts. This right may be exercised through any agent or employee of the partner designated in writing by it or by an independent public accountant or attorney so designated. Each partner shall bear all expenses incurred in any inspection or audit made at the partner's request.

     8.9 Deposit and Withdrawal of Funds. Funds of the partnership shall be deposited in the financial institutions designated by the management committee. All individuals authorized as signatories for the partnership shall be designated by the management committee. All withdrawals of funds shall be made only by checks, wire transfer, debit memorandum or other written instrument.

     8.10 Record Retention. All records that are required by this Agreement or other agreements of the partnership shall be retained by the partnership for the longer of the period of time required by the FERC or any other federal or state agency having jurisdiction or by state law or, the period during which any state or federal tax audit may occur, or as determined by the management committee, but in no event for less than three years.

     8.11 Section 754 Election. At the direction of the management committee, the tax matters partner shall file an election with the Internal Revenue Service under Section 754 of the Internal Revenue Code in the manner prescribed in regulations issued under Section 754. The election shall provide that the basis of partnership property shall be adjusted in the case of a distribution of property, in the manner provided in Code Section 734, and, in the case of a transfer of a partnership interest, in the manner provided in Code Section 743.

     8.12 Tax Matters Partner. The management committee shall designate a tax matters partner within the meaning of Internal Revenue Code Section 6231(a)(7) in the manner required by regulations issued under that Section.

9. Reimbursement of Costs. Certain costs incurred by the partners or their affiliates shall be reimbursed by the partnership as provided in this section.

     9.1 Out-of-Pocket Costs. Out-of-pocket costs have been or will be incurred by the partners or their affiliates. After the execution of this Agreement, but not more often than monthly, the partners shall present a detailed accounting of these costs to the partnership for reimbursement. If approved by the management committee, the partnership shall reimburse the appropriate partner or affiliate for out-of-pocket costs.

     9.2 In-house Costs. One or more of the partners or their affiliates may have accrued or may accrue in-house costs, as specified in Exhibit A to this Agreement, to help with the formation of the partnership and the design or construction of the project. Each partner that has accumulated in-house costs shall present a detailed accounting of them to the partnership for payment as of each April 1 and October 1. If approved by the management committee, the partnership shall reimburse the appropriate partner or affiliate for the amount of its accrued in-house costs.

10.  Default.

     10.1 Consequences of Default.  For as long as a partner is in default,
     (a) the representative of the defaulting partner on the management committee shall not have any vote as a member of the management committee and action by the management committee shall require the unanimous vote of the remaining members during the period of default;
     (b) the defaulting partner shall continue to be liable to make capital contributions to the partnership in accordance with section 6; and (c) no distributions shall be made to the defaulting partner, except as provided in section 13.3.2. A defaulting partner shall be liable to the partnership and the other partners for all losses, damages and expenses sustained or incurred by the partnership or the partners as a result of the default.

     10.2 Action by Management Committee. In the event of default, the members of the management committee representing the nondefaulting partners shall promptly vote on a course of action to be taken, which may include requiring all of the nondefaulting partners to make capital contributions or lend funds to the partnership proportionate to their then-existing partners' percentages in a total amount equal to the amount of the default.

     10.3 Sale of Defaulting Partner's Interest. If any default continues for more than 60 consecutive days, each of the nondefaulting partners shall have the right to purchase equal percentages of the defaulting partner's partnership interest. If any of the nondefaulting partners elects not to purchase equal percentages of such partnership interest, upon unanimous approval of the nondefaulting partners, they may purchase unequal percentages of the defaulting partner's partnership interest, including a purchase of the entire partnership interest by a single partner, or they may sell all or part of the partnership interest to a third party. If the nondefaulting partners cannot reach unanimous agreement on the sale of the defaulting partner's partnership interest in unequal percentages to the nondefaulting partners or to a third party, the partnership shall be dissolved. Any sale or assignment of the defaulting partner's partnership interest may be made without the consent or other agreement of the defaulting partner.

     10.4 Price for Nondefaulting Partners. The price payable by one or both of the nondefaulting partners for the defaulting partner's partnership interest shall be the lesser of: (a) the fair market value of the partnership interest, as determined by the management committee, or (b) the amount reflected in the defaulting partner's capital account at the time of the sale. The proceeds from a sale to one or both of the nondefaulting partners shall be paid to the partnership and applied first in an amount equal to any losses, damages or expenses, including attorney's fees, sustained by the partnership as a result of the default. The proceeds shall next be applied to any nondefaulting partner in an amount equal to the losses, damages or expenses, including attorney's fees, incurred by such partner as a result of the default. Any remaining proceeds shall be paid to the defaulting partner.

     10.5 Price for Third Party. The management committee may sell a defaulting partner's partnership interest to a third party at a reasonable price, as determined by the management committee. The proceeds from the sale of the defaulting partner's partnership interest shall be paid to the partnership, which shall act as an escrow agent in disbursing such proceeds. The proceeds shall be disbursed in the following order: (a) to the partnership to the extent of any losses, damages or expenses, including attorney's fees, sustained or incurred by the partnership as a result of the default; (b) to any partner to the extent of any losses, damages or expenses, including attorney's fees, sustained or incurred by the partner as a result of the default; (c) to the partnership up to the amount of the arrears in the defaulting partner's capital account; and (d) to the defaulting partner up to the balance in that partner's capital account to liquidate its interest in the partnership. Any proceeds used to satisfy the arrears in the defaulting partner's capital account shall be treated as a capital contribution by the new partner and credited to its capital account. If any proceeds remain after making the payments described in (a) through
     (d), the excess proceeds shall be distributed to each nondefaulting partner, excluding the new partner, in the proportion that its partner's percentage bears to the partners' percentages of all such nondefaulting partners.

     10.6 Additional Remedies. Nothing in section 10 shall prevent the partnership or any partner from recovering from a defaulting partner the amount of any losses, damages or expenses incurred or sustained as a result of such default and not recovered pursuant to section 10, or from pursuing any other remedies that may be available in law or equity. The nondefaulting partners may place a lien on the future cash distributions to a partner who was in default to recover their losses, damages and expenses.

     10.7 Continuation of Partnership. If a defaulting partner's interest in the partnership is assigned to a third person or purchased by one or both of the nondefaulting partners, the partnership shall not be dissolved and shall continue to carry out the business of the partnership. If one or both of the nondefaulting partners purchases the interest of a defaulting partner, the obligation to make capital contributions pursuant to section 6, the capital accounts, the partners' percentages, and voting rights on the management committee shall be appropriately adjusted to reflect the reduction in the number of partners.

     10.8 Cure of Default. A defaulting partner shall have a right to cure one or more defaults at any time prior to the time its interest in the partnership is sold as provided in this section 10. A defaulting partner can cure a default by doing all of the following: (a) paying to the partnership the amount of the capital contributions it failed to make. These capital contributions shall be paid in the manner specified by the management committee and shall be credited to the defaulting partner's capital account. If the nondefaulting partners were required to make additional capital contributions due to a default, the partnership shall make cash distributions to them in the amount of such additional capital contributions; (b) making all payments required under section 6.5.3; (c) paying to the partnership the amount of any losses, damages or expenses, including attorney's fees, sustained or incurred by the partnership as a result of the default, excluding any amounts described in (a) and (b); and (d) paying to any partner the amount of any losses, damages or expenses, including attorney's fees, sustained or incurred by the partner as a result of the default, excluding any amounts described in (a) and (b).

     10.9 Status of Partner in Default as Partner. A defaulting partner that has not been required to transfer its interest shall continue to be a partner.

11. Sale, Transfer or Pledge of Partnership Interest. Except with the unanimous consent of the management committee, or as permitted by section 11.2 of this Agreement, no partner may (or allow any of its affiliates to) sell, assign, pledge, hypothecate or otherwise transfer in any manner all or any part of its right, title or interest in the partnership or in this Agreement.

     11.1 Sale of Partnership Interest. A partner may sell some or all of its interest in the partnership to an unaffiliated party only with the unanimous consent of the remaining partners and subject to the following provisions.

          11.1.1 If a partner wishes to sell some or all of its interest in the partnership, it shall submit to the management committee a notice of intent to sell containing a list of proposed buyers unaffiliated with any partner. The management committee must unanimously agree on the acceptability of the buyers before the selling partner may negotiate on price and terms with those parties that are approved. The selling partner shall provide such information as the management committee reasonably requests about the prospective buyers. If the management committee cannot unanimously approve one or more of the proposed buyers, the selling partner may withdraw from the partnership, as provided in section 12. The management committee shall notify the selling partner of the acceptable prospective buyers, if any, within 30 days of receiving the notice of intent to sell.

          11.1.2 If the selling partner is able to reach agreement on the terms and conditions for sale of all or part of its interest to an approved proposed buyer, it must then give the remaining partners a right of first refusal to purchase the interest on the same terms and conditions. The remaining partners shall have 30 days from the date they receive the offer to exercise their right of first refusal. Unless the remaining partners unanimously agree otherwise, they must purchase the selling partner's partnership interest in equal percentages.

          11.1.3 If the remaining partners elect not to purchase the selling partner's interest, the sale to the approved buyer must be on the same terms and conditions as those offered to the remaining partners.

     11.2 Permitted Transfers by a Partner. Provided that a transfer does not result in a termination of the partnership for federal income tax purposes, nothing in this Agreement shall prevent:

          11.2.1 The transfer by any partner of its entire right, title and interest in the partnership and in this Agreement to an affiliate of the partner if the affiliate assumes by express agreement with the partnership, in a way satisfactory to the management committee, all of the obligations of the transferor under this Agreement and if the transfer does not relieve the transferor of its obligations under the Agreement without the approval of the management committee, which approval shall not be unreasonably withheld. Upon approval, the affiliate shall be substituted as a partner.

          11.2.2 An assignment, pledge or other transfer creating a lien or security interest in all or any portion of a partner's right, title or interest in the profits and surplus of the partnership or in any indebtedness of the partnership under any mortgage, indenture or deed of trust created by such partner; provided that the assignee, pledgee, mortgagee or trustee shall hold the same subject to the terms of this Agreement.

     11.3 Effect of Permitted Transfers or Withdrawals. No assignment, pledge or other transfer or withdrawal pursuant to section 12 shall give rise to a right in the transferring or withdrawing partner to dissolve the partnership. An assignment, pledge or other transfer shall not give rise to a right in any transferee to become a partner in the partnership unless agreed to by unanimous vote of the management committee, except that affiliates will be substituted as partners, as provided in section 11.2.1.

     11.4 Effect of Prohibited Transfers. Any transfer of an interest in the partnership by a partner in violation of the terms of this Agreement shall not cause a dissolution of the partnership, but shall result in the forfeiture of the partner's right to participate in the management of the partnership. This section does not limit any right the partnership or the other partners may have against the partner making the prohibited transfer.

12. Withdrawal of a Partner. A nondefaulting partner shall have the right to request withdrawal from the partnership if agreement on an acceptable course of action cannot be reached at any meeting of the management committee. The withdrawing partner shall give 60 days' notice of its intent to withdraw to the other partners. If any of the partners gives notice of withdrawal from the partnership, the following provisions shall apply.

     12.1 Purchase by Partners. The remaining partners shall decide whether to purchase the interest of a withdrawing partner. Unless the remaining partners unanimously agree otherwise, each remaining partner shall purchase equal percentages of the partnership interest at the price provided for in section 12.4. If the remaining partners unanimously agree to purchase unequal percentages of the withdrawing partner's partnership interests, the new interests shall be reflected by appropriate adjustments in the partner's capital accounts and partners' percentages and voting rights on the management committee.

     12.2 Sale to Third Party. If the remaining partners do not purchase the partnership interest, by unanimous vote the remaining partners may permit or direct the withdrawing partner to assign its partnership interest to a third person who will become a partner in the partnership. However, the withdrawing partner shall have no obligation to assign its partnership interest to a third party for less than the price specified in section 12.4.

     12.3 Need to Agree. If the remaining partners of the management committee do not unanimously agree either to purchase the withdrawing partner's partnership interest or to permit its assignment, the partnership shall be dissolved.

     12.4 Price of Partnership Interest. Unless otherwise agreed, the price to be paid to any withdrawing partner by the remaining partners as consideration for the transfer of its interest in the partnership shall be the amount contained in the withdrawing partner's capital account.

13. Dissolution of the Partnership. Voluntary and involuntary dissolution of the partnership shall be governed by this section.

     13.1 Voluntary Dissolution.

          13.1.1 After the initial term of the Agreement, any partner may elect to dissolve the partnership and terminate this Agreement by giving the other partners written notice of such election not less than 1 year prior to the date the termination is to take place.

          13.1.2 By unanimous vote of the management committee, the partners may elect to dissolve the partnership and terminate this Agreement at any time during or after its initial term.

          13.1.3 Winding up of the partnership business shall include securing any necessary prior approval of the FERC and, upon such election of the management committee and receipt of any necessary FERC approval, the partnership shall undertake sale or abandonment of all or substantially all of the partnership's business and assets.

     13.2 Automatic Dissolution. The partnership shall automatically and without notice be dissolved upon the happening of any of the following events:

          13.2.1 Ninety days have elapsed since the commencement of any proceedings by or against any of the partners for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition or extension, and, if such proceedings have been commenced against any of the partners, the proceedings have not been dismissed, nullified, stayed or otherwise rendered ineffective (but then only so long as the stay continues in force);

          13.2.2 Ninety days have elapsed since the entry of a decree or order of a court having jurisdiction for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of any of the partners or of a substantial part of a partner's property, or for the winding up or liquidation of its affairs, when the decree or order remains in force undischarged and unstayed for a period of 90 days, or any substantial part of the property of any of the partners shall be sequestered or attached and is not returned to the possession of the partner or released from the attachment within 90 days;

          13.2.3 Any of the partners makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due;

          13.2.4 The filing of a certificate of dissolution by any partner under the laws of the state of its incorporation or the entering of a final order dissolving any partner by any court of competent jurisdiction;

          13.2.5 The sale or abandonment of all or substantially all of the partnership's business and assets;

          13.2.6 Any event which makes it unlawful for the business of the partnership to be carried on or for the partners to carry on such business in a partnership; or

          13.2.7 Failure of the management committee to agree to permit or require the assignment or purchase of a withdrawing partner's interest in the partnership as provided in section 12.3.

     13.3 Winding Up and Liquidation. If the partnership is dissolved pursuant to the provisions of section 13, the management committee shall continue to exercise the powers vested in it by this Agreement and continue to operate the project in the normal course to the extent appropriate for the purpose of winding up the business of the partnership and liquidating the assets in an orderly manner.
     Partnership assets will be treated as follows:

          13.3.1 Unrealized appreciation and depreciation on partnership assets that are not sold or otherwise disposed of in connection with the winding up and liquidation of the partnership shall be allocated to the partners' capital accounts as if such assets had been sold for their fair market value on the date the partnership is liquidated. If on the date of liquidation of the partnership any partner has a deficit in its capital account after reflecting in its capital account (i) the items specified in section 6.1 for the period ending on the date of liquidation of the partnership, and (ii) the allocations required under the first sentence of this section 13.3.1, that partner shall be required to contribute sufficient cash to the partnership to eliminate the deficit.

          13.3.2 The net assets of the partnership remaining after the payment or provision for payment of all of the liabilities of the partnership shall be distributed to all of the partners in accordance with the positive capital account balances of the partners determined after adjustment of the partners' capital accounts in accordance with section 13.3.1.

          13.3.3 No termination or dissolution shall deprive any partner not in default of any remedy otherwise available to it.

     13.4 Termination Subject to the Natural Gas Act. The right and power to dissolve the partnership shall at all times be subject to the obligations and duties of the partnership as a natural gas company under the Natural Gas Act or any successor or parallel statutes and the jurisdiction of the FERC, and no dissolution under this section 13 shall be accomplished unless all applicable provisions of the act and any conditions or obligations of any certificates issued by the FERC have been complied with or fulfilled.

14.  Limitation of Liabilities and Litigation.

     14.1 Claims against Partners. If a claim or cause of action is prosecuted against a partner for a third-party liability incurred by the partnership, the partner against whom the claim or cause of action was prosecuted shall have the right to reimbursement of a judgment or reasonable settlement of the claim, plus costs and attorney's fees from and to the extent of the assets of the partnership. The management committee may advance costs and expenses of litigation to a partner. A partner that has a claim made against it that may result in liability to the partnership or to any other partner shall promptly notify the partnership and the other partners of the claim and shall provide the partnership a reasonable opportunity to participate in any litigation.

     14.2 Claims against the Partnership. The management committee shall give each partner timely notice of all claims or litigation against the partnership. In addition, any partner that is sued as a partner in the partnership shall give every other partner and the partnership timely notice of the litigation.

     14.3 Contract Restrictions. Unless approved by the management committee, the partnership or its agents or representatives shall not enter into any contracts, leases, subleases, notes, deeds of trust or other obligations unless the agreements or instruments contain appropriate provisions limiting the claims of all parties to or beneficiaries of the agreements or instruments to the assets of the partnership and expressly waiving any rights of the parties or beneficiaries to proceed against the partners individually.

15. Representations and Warranties of the Partners. Each partner represents, warrants and agrees that:

     15.1 It is a corporation duly incorporated and validly existing, that it is in good standing under the laws of its jurisdiction of incorporation and that it is or will be authorized to do business in Colorado and other states, as necessary.

     15.2 It will not voluntarily cause a dissolution or termination of the partnership by failure to maintain its corporate existence;

     15.3 The execution, delivery and performance of this Agreement have been duly authorized by each partner's board of directors, and this Agreement, when executed, will be valid and binding on it; and

     15.4 The execution of this Agreement does not contravene any provision of, or constitute a default under, any relevant indenture, mortgage or other agreement binding on the partner or any valid order of any court, commission or governmental agency to which the partner is subject.

16.  Miscellaneous Provisions.

     16.1 Notices. Any written notices or other communication may be mailed by certified or registered mail, return receipt requested, postage prepaid, or sent by overnight delivery service, fax or other electronic means to each of the partners at the addresses below or at any other address designated by the partner by written notice, and to the partnership at its principal office specified in section 3.3 or at any other address designated by written notice to each of the partners. Notice shall be deemed given three days following mailing or upon receipt if sent by any other means.

K N TransColorado, Inc.
12055 West 2nd Place
Lakewood, CO 80228-1506
Attn: President
Telephone: (303) 989-1740
Fax: (303) 989-0368

El Paso TransColorado Company
P.O. Box 1492
El Paso, TX 79978
Attn:  A. W. Clark, Vice President
Telephone: (915) 541-2600
Fax: (915) 541-2122

Questar TransColorado, Inc.
79 South State Street
Salt Lake City, UT
84111
Attn: President
Telephone: (801) 530-2150
Fax: (801) 530-2570

     16.2 Subject to Applicable Law. This Agreement and the obligations of the partners hereunder are subject to all applicable laws, rules, court decisions, orders and regulations of governmental authorities having jurisdiction and in the event of conflict, said laws, rules, court decision, order and regulations of governmental authorities having jurisdiction shall control.

     16.3 Further Assurances. Each of the partners agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be necessary more fully to effectuate this Agreement and the partnership created hereby and to carry on the business of the partnership in accordance with this Agreement.

     16.4 Amendment. This Agreement may be amended, supplemented or restated only in writing and with a written consent of each of the partners. Except as provided in section 11.2, if any partner is added to the partnership for any reason, this Agreement will be amended to add the partner as a party.

     16.5 Choice of Law. This Agreement and the partnership shall be governed by and interpreted in accordance with the laws of Colorado.

     16.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     16.7 Waiver. A waiver by any partner of any provision, condition or requirement shall not be deemed to be a waiver or release of any other partner from performance of any other provision, condition or requirement in this Agreement or release of any future performance of the same provision, condition or requirement.

     16.8 Attorney's Fees. Should there be any litigation between the partners concerning any provision of or the rights and duties under this Agreement, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted in such proceeding, to a reasonable sum from the nonprevailing partners (but not from the partnership) for their attorney's fees in the litigation.

     16.9 Entire Agreement and Termination of Prior Agreements. This Agreement, amended and restated September 25, 1995, constitutes the agreement between the partners concerning its subject matter and supersedes any prior understanding or written or oral agreements concerning the subject matter. The Project Agreement dated March 19, 1990, and the letters of intent dated August 18, 1989, and February 9, 1990, among the partners are terminated as of the effective date of this Agreement.

     16.10 Severability. Any provision of this Agreement prohibited by applicable law shall be invalid to the extent of such prohibition unless it is determined by unanimous consent of the management committee the such prohibition invalidates the purposes or intent of this Agreement.

          This Agreement is effective on the day first set forth above and is entered into as of the date set forth below by the authorized representatives whose signatures are shown below.

                         K N Transcolorado, Inc.


                         By:   /s/ S. Wesley Hawn
                              S. Wesley Haun, Vice President



                         El Paso TransColorado Company


                         By:   /s/ A. W. Clark
                              A. W. Clark, Vice President



                         Questar TransColorado, Inc.


                         By:   /s/ A. J. Marushack
                              A. J. Marushack, President and
                                  Chief Executive Officer

Date: September 25, 1995